Exhibit 99.1

FOR RELEASE: Friday, January 31, 2025 at 8:30 AM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today net income for the quarter ended December 31, 2024 of $1.6 million, or $0.60 per basic and diluted share, compared to net income of $1.1 million, or $0.49 per basic and diluted share, for the same period in 2023. Net income for the year ended December 31, 2024 was $2.8 million, or $1.08 per basic and diluted share, compared to net income of $2.0 million, or $0.90 per basic and $0.89 per diluted share, for the same period in 2023.

Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to report that our quarterly net income for the period ended December 31, 2024, of $1.6 million was an increase of 38.3% when compared to the income of the same period ended December 31, 2023. I am, additionally, pleased to report that our annual net income for the year ended December 31, 2024, of $2.8 million was an increase of 38.4% when compared to the income for the year ended December 31, 2023.”

Mr. Strong added, “Our non-interest income continued to improve for both the quarter ended December 31, 2024, and the year-end December 31, 2024, when compared to the same periods ended December 31, 2023. We completed the sale-leaseback of our property in Allentown, Pennsylvania during the fourth quarter of 2024 that resulted in a one-time $1.5 million gain.”

Mr. Strong continued, “As previously reported, we experienced a continuing minor weakness in the small business sector. Our non-performing loans as a percentage of total loans receivable, net was 1.07% at December 31, 2024. Our non-performing assets as a percentage of total assets at December 31, 2024, was 0.83%. Although not rising to a level of concern but one of continued monitoring, we have, however, increased our allowance for credit losses as a percentage of total loans receivable to 1.20% at year-end December 31, 2024. We also carry a percentage of 113.61% allowance for credit losses as a percent of non-performing loans.”

Mr. Strong commented, “As of year-end December 31, 2024, Quaint Oak Bank’s total risk-based capital ratio was 14.34%. In conjunction with earnings and improved liquidity and capital ratios, the Board of Directors, as previously announced, declared a dividend in the amount of $0.13 per share payable February 10, 2025.”

Mr. Strong concluded, “In closing, I am pleased that our stockholders’ equity from continuing operations improved by over $4.0 million during the year 2024. As always, our current and continued business strategy focuses on long-term profitability and maintaining healthy capital ratios both of which reflect our strong commitment to shareholder value.”

On March 29, 2024, Quaint Oak Bank sold its 51% interest in Oakmont Capital Holdings, LLC (“OCH”). The decision was based on a number of strategic priorities and other factors. As a result of this action, the Company classified the operations of OCH as discontinued operations under ASC 205-20. The Consolidated Balance Sheets and Consolidated Statements of Income present discontinued operations for the year ended December 31, 2024 and retrospectively at December 31, 2023 and for prior periods. Included in discontinued operations for the year ended December 31, 2024 was a pretax gain of $1.4 million on the sale of the Company’s 51% interest in OCH.

Also on March 29, 2024, the Company discontinued the operations of Quaint Oak Real Estate, LLC (“Quaint Oak Real Estate”), a 100% wholly owned subsidiary of the Bank. Quaint Oak Real Estate was engaged in the real estate brokerage business.

Comparison of Quarter-over-Quarter Operating Results

Net income amounted to $1.6 million for the three months ended December 31, 2024, an increase of $437,000, or 38.3%, compared to net income of $1.1 million for the three months ended December 31, 2023. The increase in net income on a comparative quarterly basis was primarily the result of an increase in non-interest income of $1.8 million, a decrease in interest expense of $756,000, and a decrease in the net provision for income taxes of $166,000, partially offset by a decrease in interest income of $1.0 million, an increase in the provision for credit losses of $619,000, a decrease in net loss from discontinued operations of $488,000, and an increase in non-interest expense of $308,000.

The $1.0 million, or 9.5%, decrease in interest income was primarily due to a decrease in the average balance of loans receivable, net, which decreased $94.3 million from $702.7 million for the three months ended December 31, 2023 to $608.4 million for the three months ended December 31, 2024 and had the effect of decreasing interest income $1.4 million. This decrease was partially offset by a 27 basis point increase in the average yield on loans receivable, net from 6.05% for the three months ended December 31, 2023 to 6.32% for the three months ended December 31, 2024, and had the effect of increasing interest income $412,000, and a $9.4 million increase in the average balance of due from banks – interest earning, which increased from $22.1 million for the three months ended December 31, 2023 to $31.5 million for the three months ended December 31, 2024, and had the effect of increasing interest income $92,000.

The $756,000, or 11.4%, decrease in interest expense for the three months ended December 31, 2024 over the comparable period in 2023 was driven by a $310,000, or 96.0%, decrease in the interest on Federal Home Loan Bank long-term borrowings due to a $29.8 million, or 89.5%, decrease in the average balance of Federal Home Loan Bank long-term borrowings which decreased from $33.3 million for the three months ended December 31, 2023 to $3.5 million for the three months ended December 31, 2024, combined with a $295,000, or 91.0%, decrease in the interest on Federal Home Loan Bank short-term borrowings due to an $18.1 million, or 88.9%, decrease in the average balance of Federal Home Loan Bank short-term borrowings which decreased from $20.4 million for the three months ended December 31, 2023 to $2.3 million for the three months ended December 31, 2024. Also contributing to the decrease in interest expense for the three months ended December 31, 2024 was a $192,000, or 3.5%, decrease in interest expense on deposits. The average interest rate spread increased from 1.52% for the three months ended December 31, 2023 to 1.88% for the three months ended December 31, 2024 while the net interest margin increased from 2.39% for the three months ended December 31, 2023 to 2.54% for the three months ended December 31, 2024.

The $619,000, or 204.3%, increase in the provision for credit losses for the three months ended December 31, 2024 over the three months ended December 31, 2023 was due to an increase in charge-offs during the three months ended December 31, 2024, partially offset by a decrease in loans receivable, net.

The $1.8 million, or 82.6%, increase in non-interest income for the three months ended December 31, 2024 over the comparable period in 2023 was primarily attributable to a $1.5 million gain on the sale and leaseback of the Company’s office building at 1710 Union Boulevard in Allentown, Pennsylvania, a $290,000, or 20.6%, increase in net gain on sale of loans, a $103,000, or 57.5%, increase in mortgage banking, equipment lending, and title abstract fees, an $80,000, or 65.6%, increase in gain on sale of SBA loans, and a $41,000, or 23.2%, increase in insurance commissions. These increases were partially offset by a $184,000, or 86.0%, decrease in other fees and service charges, and a $6,000, or 100.0%, decrease in real estate sales commissions, net.

The $308,000, or 5.7%, increase in non-interest expense for the three months ended December 31, 2024 over the comparable period in 2023 was primarily due to a $392,000, or 11.4%, increase in salaries and employee benefits expense, a $111,000, or 33.1%, increase in professional fees, a $90,000, or 28.7%, increase in data processing expense, a $47,000 increase in directors’ fees and expenses, and a $25,000, or 33.3%, increase in advertising expense. These increases were partially offset by a $183,000, or 33.5%, decrease in other expense, a $96,000, or 18.5%, decrease in occupancy and equipment expense, and a $78,000, or 39.4%, decrease in FDIC deposit insurance assessment.

The provision for income tax from continuing operations decreased $166,000, or 24.3%, from $682,000 for the three months ended December 31, 2023 to $516,000 for the three months ended December 31, 2024 due primarily to a decrease in state taxes related to subsidiary activity in additional states.

Comparison of Year-End Operating Results

Net income amounted to $2.8 million for the year ended December 31, 2024, an increase of $775,000, or 38.4%, compared to net income of $2.0 million for the year ended December 31, 2023. The increase in net income on a comparative year-end basis was primarily the result of an increase in non-interest income of $2.9 million, a decrease in net loss from discontinued operations of $668,000, and a decrease in the net provision for income taxes from continuing operations of $298,000, partially offset by a decrease in interest income of $1.5 million, an increase in the provision for credit losses of $1.4 million, an increase in non-interest expense of $101,000, and an increase in interest expense of $93,000. The decrease in the net loss from discontinued operations was driven by the after-tax gain on the sale of the Company’s 51% interest in OCH.

The $1.5 million, or 3.3%, decrease in interest income was primarily due to a decrease in the average balance of loans receivable, net, which decreased $116.0 million from $737.0 million for the year ended December 31, 2023 to $621.0 million for the year ended December 31, 2024 and had the effect of decreasing interest income $6.9 million. This decrease was partially offset by a 51 basis point increase in the yield on average loans receivable, net, including loans held for sale, which increased from 5.94% for the year ended December 31, 2023 to 6.45% for the year ended December 31, 2024, and had the effect of increasing interest income $3.1 million, a $51.8 million increase in the average balance of due from banks – interest earning, which increased from $10.1 million for the year ended December 31, 2023 to $61.9 million for the year ended December 31, 2024, and had the effect of increasing interest income $2.1 million, and a 93 basis point increase in the average yield on due from banks – interest earning which increased from 4.03% for the year ended December 31, 2023 to 4.96% for the year ended December 31, 2024, and had the effect of increasing interest income $577,000.

The $93,000, or 0.4%, increase in interest expense for the year ended December 31, 2024 over the comparable period in 2023 was driven by a 106 basis point increase in the rate on average certificate of deposit accounts which increased from 3.09% for the year ended December 31, 2023 to 4.15% for the year ended December 31, 2024 and had the effect of increasing interest expense by $2.5 million. Also contributing to the increase in interest expense was an increase in the average balance of business checking accounts which increased from $49.7 million for the year ended December 31, 2023 to $93.3 million for the year ended December 31, 2024 and had the effect of increasing interest expense by $2.2 million. The Bank pays interest on business checking accounts received through a correspondent banking relationship. Also impacting the increase in interest expense was a 28 basis point increase in the rate on average money market accounts which increased from 4.16% for the year ended December 31, 2023 to 4.44% for the year ended December 31, 2024 and had the effect of increasing interest expense by $604,000. Partially offsetting the increase in interest expense for the year ended December 31, 2024, was a $71.3 million, or 98.3%, decrease in the average balance of Federal Home Loan Bank short-term borrowings which decreased from $72.6 million for the year ended December 31, 2023 to $1.2 million for the year ended December 31, 2024 and had the effect of decreasing interest expense $3.8 million. The average interest rate spread decreased from 1.91% for the year ended December 31, 2023 to 1.84% for the year ended December 31, 2024 while the net interest margin increased from 2.56% for the year ended December 31, 2023 to 2.59% for the year ended December 31, 2024.

The $1.4 million, or 877.1%, increase in the provision for credit losses for the year ended December 31, 2024 over the year ended December 31, 2023 was due to an increase in the amount of non-performing loans. There were seventeen individually evaluated loans which increased the provision for credit losses by $809,000. Also contributing to the increase in the provision for credit losses was $1.8 million in charge-offs during the year ended December 31, 2024. These increases were partially offset by a decrease in the average balance of loans receivable, net.

The $2.9 million, or 54.1%, increase in non-interest income for the year ended December 31, 2024 over the comparable period in 2023 was primarily attributable to the $1.5 million gain on sale-leaseback transaction in the fourth quarter of 2024, described above, a $1.1 million, or 41.2%, increase in net gain on sale of loans, a $309,000, or 51.5%, increase in mortgage banking, equipment lending, and title abstract fees, a $102,000, or 20.0%, increase in other fees and services charges, and an $81,000, or 12.2%, increase in insurance commissions. These increases were partially offset by a $119,000 or 50.6%, decrease in net loan servicing income, a $74,000, or 78.7%, decrease in real estate sales commissions, net, and a $15,000, or 3.2%, decrease in gain on sale of SBA loans. The $1.1 million increase in the net gain on sale of loans was due primarily to increased sales volume from Quaint Oak Mortgage, LLC and Oakmont Commercial, LLC.

The $101,000, or 0.5%, increase in non-interest expense for the year ended December 31, 2024 over the comparable period in 2023 was primarily due to a $786,000, or 5.7%, increase in salaries and employee benefits expense, a $247,000, or 23.5%, increase in data processing expense, and a $19,000, or 6.7%, increase in advertising expense, partially offset by a $253,000, or 29.2%, decrease in FDIC deposit insurance assessment, a $238,000, or 14.4%, decrease in occupancy and equipment expense, a $182,000, or 9.5%, decrease in other expenses, a $163,000, or 17.5%, decrease in professional fees, and a $115,000, or 36.4%, decrease in directors’ fees and expenses. The decrease in directors’ fees and expenses was primarily due to a reduction in director rates for the year ended December 31, 2024.

The provision for income tax on continuing operations decreased $298,000, or 22.4%, from $1.3 million for the year ended December 31, 2023 to $1.0 million for the year ended December 31, 2024 due primarily to a decrease in taxable income from continuing operations.

Comparison of Financial Condition

The Company’s total assets at December 31, 2024 were $685.2 million, a decrease of $69.0 million, or 9.1%, from $754.1 million at December 31, 2023. This decrease in total assets was primarily due to an $84.7 million, or 13.7%, decrease in loans receivable, net of allowance for credit losses. The largest decreases within the loan portfolio occurred in commercial real estate loans which decreased $34.9 million, or 10.5%, commercial business loans which decreased $12.9 million, or 10.1%, construction loans which decreased $17.3 million, or 48.5%, one-to-four family non-owner occupied loans which decreased $6.9 million, or 17.0%, and multi-family residential loans which decreased $1.3 million, or 2.7%. Partially offsetting these decreases were one-to-four family owner occupied loans which increased $2.7 million, or 12.0%. Also contributing to the decrease in assets was a $1.0 million, or 38.8%, decrease in premises and equipment, net. Partially offsetting the decrease in total assets was a $29.5 million, or 80.9%, increase in loans held for sale, a $5.0 million, or 8.6%, increase in cash and cash equivalents, a $740,000, or 50.2%, increase in investment in Federal Home Loan Bank stock, at cost, a $459,000, or 13.1%, increase in accrued interest receivable, and a $118,000, or 2.7%, increase in bank-owned life insurance. The decrease in loans receivable, net was due to the transfer of $59.5 million of loans held for investment into loans held for sale.

Loans held for sale increased $29.5 million, or 80.9%, from $36.4 million at December 31, 2023 to $65.9 million at December 31, 2024 as the Bank originated $51.6 million in equipment loans held for sale and sold $71.6 million of equipment loans during the year ended December 31, 2024. Partially offsetting this increase was $8.5 million of loan amortization and prepayments. On March 29, 2024, the Bank transferred $4.4 million of equipment loans held for sale into loans receivable as part of the discontinued operations of OCH. Additionally, the Bank’s mortgage banking subsidiary, Quaint Oak Mortgage, LLC, originated $134.3 million of one-to-four family residential loans during the year ended December 31, 2024 and sold $131.4 million of loans in the secondary market during this same period. In the fourth quarter of 2024, management identified $49.2 million of commercial real estate loans and $10.3 million of SBA loans within the loan portfolio and transferred them to loans held for sale at amortized cost.

Total deposits decreased $78.4 million, or 12.4%, to $553.3 million at December 31, 2024 from $631.7 million at December 31, 2023. This decrease in deposits was primarily attributable to a decrease of $57.4 million, or 55.0%, in interest bearing checking accounts, a decrease of $56.2 million, or 25.7%, in money market accounts, a decrease of $31.6 million, or 34.2%, in non-interest bearing checking accounts, and a $349,000, or 41.5%, decrease in savings accounts. These decreases in deposits were partially offset by an increase of $67.0 million, or 31.1%, in certificates of deposit. The total decrease in interest bearing checking accounts was due to reduced correspondent banking activity.

Total Federal Home Loan Bank (FHLB) borrowings increased $18.8 million, or 64.9%, to $47.9 million at December 31, 2024 from $29.0 million at December 31, 2023. During the year ended December 31, 2024, the Company borrowed $110.0 million of FHLB short-term borrowings, paid down $65.0 million of FHLB short-term borrowings, and paid down $26.2 million of FHLB long-term borrowings.

Total stockholders’ equity from continuing operations increased $4.1 million, or 8.5%, to $52.6 million at December 31, 2024 from $48.5 million at December 31, 2023. Contributing to the increase was net income for the year ended December 31, 2024 of $2.8 million, shares of common stock issued of $2.4 million, amortization of stock awards and options under our stock compensation plans of $242,000, the reissuance of treasury stock under the Bank’s 401(k) Plan of $118,000, and other comprehensive income, net of $10,000. The increase in stockholders’ equity was partially offset by dividends paid of $1.3 million, and $150,000 of purchases of treasury stock. In addition, there was a $3.1 million, or 100.0%, decrease in noncontrolling interest from discontinued operations. The $2.4 million of shares issued were due to two private placement offerings to two investors.

Non-performing loans at December 31, 2024 totaled $5.7 million, or 1.07%, of total loans receivable, net of allowance for credit losses, consisting of $3.9 million of loans on non-accrual status and $1.8 million of loans 90-days or more delinquent. Non-accrual loans consist of one commercial real estate loan, and ten commercial business loans. Included in the ten commercial business loans is one pool of equipment loans. Loans 90-days or more past due include one one-to-four family residential owner occupied loan and two commercial real estate loans, all of which are still accruing. All non-performing loans are either well-collateralized or adequately reserved for. During the year ended December 31, 2024, 19 commercial business loans totaling $1.6 million, and one construction loan of $187,000, that were previously on non-accrual were charged-off through the allowance for credit losses. The allowance for credit losses as a percentage of total loans receivable was 1.20% at December 31, 2024 and 1.11% at December 31, 2023. Non-performing loans at December 31, 2023 consisted of one SBA loan on non-accrual status in the amount of $51,000 and one one-to-four family owner occupied loan that was 90 days or more past due but still accruing in the amount of $401,000. During the year ended December 31, 2023, two commercial business loans, one SBA loan, one multi-family residential loan, and two equipment loans totaling $272,000 that were previously on non-accrual were charged-off through the allowance for credit losses. In addition, there was one commercial business loan in the amount of $652,000 that was partially charged off by $603,000.

Quaint Oak Bancorp, Inc., a Financial Services Company, is the parent company for the Quaint Oak Family of Companies. Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, is headquartered in Southampton, Pennsylvania and conducts business through three regional offices located in the Delaware Valley, Lehigh Valley and Philadelphia markets. Quaint Oak Bank’s subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC, and Oakmont Commercial, LLC, a specialty commercial real estate financing company. All companies are multi-state operations.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)

	At December 31,	At December 31,
	2024	2023
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$62,989	$58,006
Investment in interest-earning time deposits	912	1,912
Investment securities available for sale at fair value	1,666	2,341
Loans held for sale	65,939	36,448
Loans receivable, net of allowance for credit losses (2024: $6,476; 2023: $6,758)	533,035	617,701
Accrued interest receivable	3,961	3,502
Investment in Federal Home Loan Bank stock, at cost	2,214	1,474
Bank-owned life insurance	4,447	4,329
Premises and equipment, net	1,626	2,656
Goodwill	515	515
Other intangible, net of accumulated amortization	77	125
Prepaid expenses and other assets	7,787	5,134
Assets from discontinued operations	-	19,975
Total Assets	$685,168	$754,118

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$59,783	$92,215
Interest-bearing	493,469	539,484
Total deposits	553,252	631,699
Federal Home Loan Bank short-term borrowings	45,000	-
Federal Home Loan Bank long-term borrowings	2,855	29,022
Subordinated debt	22,000	21,957
Accrued interest payable	937	541
Advances from borrowers for taxes and insurance	3,122	3,730
Accrued expenses and other liabilities	5,385	2,438
Liabilities from discontinued operations	-	13,166
Total Liabilities	632,551	702,553
Total Quaint Oak Bancorp, Inc. Stockholders’ Equity	52,617	48,491
Noncontrolling Interest from Discontinued Operations	-	3,074
Total Stockholders’ Equity	52,617	51,565
Total Liabilities and Stockholders’ Equity	$685,168	$754,118

At December 31,
2023
(Unaudited)
Assets from Discontinued Operations
Cash and cash equivalents	$4,121
Loans held for sale	9,580
Premises and equipment, net	277
Goodwill	2,058
Prepaid expenses and other assets	3,939
Total Assets from Discontinued Operations	$19,975

Liabilities and Stockholders’ Equity from Discontinued Operations
Liabilities from Discontinued Operations
Other short-term borrowings	$5,549
Accrued interest payable	565
Accrued expenses and other liabilities	7,052
Total Liabilities from Discontinued Operations	13,166
Total Stockholders’ Equity from Discontinued Operations	6,809
Total Liabilities and Stockholders’ Equity from Discontinued Operations	$19,975

QUAINT OAK BANCORP, INC.

Consolidated Statements of Income

(In Thousands, except share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Interest and Dividend Income
Interest on loans, including fees	$9,613	$10,629	$40,058	$43,812
Interest and dividends on time deposits, investment securities, interest-bearing deposits with others, and Federal Home Loan Bank stock	333	359	3,379	1,109
Total Interest and Dividend Income	9,946	10,988	43,437	44,921
Interest Expense
Interest on deposits	5,346	5,538	23,141	18,811
Interest on Federal Home Loan Bank short-term borrowings	29	324	61	3,907
Interest on Federal Home Loan Bank long-term borrowings	13	323	484	1,326
Interest on Federal Reserve Bank short-term borrowings	-	4	-	34
Interest on subordinated debt	473	428	1,934	1,449
Total Interest Expense	5,861	6,617	25,620	25,527
Net Interest Income	4,085	4,371	17,817	19,394
Provision for (Recovery of) Credit Losses – Loans	279	(324)	1,506	(45)
Provision for Credit Losses – Unfunded Commitments	37	21	28	202
Total Provision for (Recovery of) Credit Losses	316	(303)	1,534	157
Net Interest Income after Provision for (Recovery from) Credit Losses	3,769	4,674	16,283	19,237

Non-Interest Income
Mortgage banking, equipment lending and title abstract fees	282	179	909	600
Real estate sales commissions, net	-	6	20	94
Insurance commissions	218	177	744	663
Other fees and services charges	30	214	612	510
Net loan servicing income	111	88	116	235
Income from bank-owned life insurance	31	27	118	102
Net gain on sale of loans	1,701	1,411	3,699	2,620
Gain on sale of SBA loans	202	122	453	468
Gain on sale-leaseback transaction	1,485	-	1,485	-
Total Non-Interest Income	4,060	2,224	8,156	5,292

Non-Interest Expense
Salaries and employee benefits	3,818	3,426	14,636	13,850
Directors' fees and expenses	48	1	201	316
Occupancy and equipment	422	518	1,418	1,656
Data processing	404	314	1,298	1,051
Professional fees	446	335	769	932
FDIC deposit insurance assessment	120	198	614	867
Advertising	100	75	302	283
Amortization of other intangible	12	12	48	48
Other	364	547	1,732	1,914
Total Non-Interest Expense	5,734	5,426	21,018	20,917
Income from Continuing Operations Before Income Taxes	$2,095	$1,472	$3,421	$3,612
Income Taxes	516	682	1,032	1,330
Net Income from Continuing Operations	$1,579	$790	$2,389	$2,282
Income (Loss) from Discontinued Operations	-	488	564	(364)
Income Tax (Benefit)	-	136	158	(102)
Net Income (Loss) from Discontinued Operations	$-	$352	$406	$(262)
Net Income	$1,579	$1,142	$2,795	$2,020

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share from continuing operations – basic	$0.60	$0.34	$0.93	$1.02
Earnings per share from discontinued operations – basic	$-	$0.15	$0.16	$(0.12)
Earnings per share, net – basic	$0.60	$0.49	$1.08	$0.90
Average shares outstanding – basic	2,631,851	2,352,133	2,578,804	2,254,444
Earnings per share from continuing operations – diluted	$0.60	$0.34	$0.93	$1.00
Earnings per share from discontinued operations – diluted	$-	$0.15	$0.16	$(0.11)
Earnings per share, net – diluted	$0.60	$0.49	$1.08	$0.89
Average shares outstanding - diluted	2,631,851	2,352,133	2,578,804	2,275,034
Book value per share, end of period	$20.03	$20.15	$20.03	$20.15
Shares outstanding, end of period	2,626,535	2,407,048	2,626,535	2,407,048

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	6.19%	6.01%	6.32%	5.93%
Average rate on interest-bearing liabilities	4.30%	4.48%	4.48%	4.02%
Average interest rate spread	1.88%	1.52%	1.84%	1.91%
Net interest margin	2.54%	2.39%	2.59%	2.56%
Average interest-earning assets to average interest-bearing liabilities	118.00%	123.90%	120.08%	119.37%
Efficiency ratio	70.40%	82.28%	80.93%	84.73%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.07%	0.07%	1.07%	0.07%
Non-performing assets as a percent of total assets	0.83%	0.06%	0.83%	0.06%
Allowance for credit losses as a percent of non-performing loans	113.61%	n/m	113.61%	n/m
Allowance for credit losses as a percent of total loans receivable	1.20%	1.11%	1.20%	1.11%
Texas Ratio (2)	8.77%	0.80%	8.77%	0.80%

(1) Asset quality ratios are end of period ratios.

(2) Total non-performing assets divided by tangible common equity plus the allowance for credit losses.

n/m – not meaningful

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059